UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 23, 2016

Mercury Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-23599	04-2741391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
201 Riverneck Road, Chelmsford, Massachusetts 01824
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (978) 256-1300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On March 23, 2016, Mercury Systems, Inc. (“Mercury” or the “Company”) and Microsemi Corporation (“Microsemi”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Microsemi has agreed to sell all the membership interests in Microsemi LLC - RF Integrated Solutions (“RF LLC”) to Mercury (the “Acquisition”) for $300 million in cash on a cash-free, debt-free basis, subject to a working capital adjustment. RF LLC, directly and through subsidiaries, operates embedded security, RF and microwave, and custom microelectronics businesses of Microsemi (the “Business”).

Mercury and Microsemi have each made customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants by Microsemi to, subject to certain exceptions, conduct the Business in the ordinary course during the interim period between the execution of the Purchase Agreement and the closing of the Acquisition.

The obligation of the parties to close the Acquisition is subject to customary closing conditions, including, among others, (i) the receipt of antitrust clearance in the United States; and (ii) the absence of legal restraints or prohibitions. The obligation of each party to close the Acquisition is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Purchase Agreement.

Pursuant to the Purchase Agreement, prior to or concurrently with the closing of the Acquisition, Microsemi and Mercury, and/or their respective affiliates, will enter into transition services agreements and certain other customary arrangements.

Mercury expects to fund the Acquisition with a combination of committed financing for a new $265 million bank term loan A facility, described in more detail below, and approximately $50 million of Mercury’s cash on hand.

The foregoing description of the Purchase Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which the Company expects to file with or prior to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

Debt Commitment Letter

Concurrently, and in connection with entering into the Purchase Agreement, the Company entered into a debt commitment letter (the “Debt Commitment Letter”) with Bank of America, N.A., Citibank, N.A. , KeyBank National Association, and SunTrust Bank as joint lead arrangers and as joint bookrunners, pursuant to which, subject to the conditions set forth therein, the lenders have committed to provide to the Company $340 million in senior secured credit facilities (collectively, the “Senior Credit Facilities”), comprised of (i) a term loan A facility of $265 million and (ii) a revolving credit facility of $75 million. Bank of America, N.A. will act as sole administrative agent of the Senior Credit Facilities. The proceeds of the loans under the term A loan facility together with proceeds of loans under the revolving credit facility made on the Acquisition closing date will be used to finance a portion of the purchase price of the Acquisition, the costs and expenses related to the Acquisition and the closing fees and expenses of the Senior Credit Facilities. After consummation of the Acquisition, extensions of credit under the revolving credit facility will be available for working capital and other general corporate purposes of the Company. The joint lead arrangers and certain of their affiliates may have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company and its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Debt Commitment Letter is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, a copy of which the Company expects to file with or prior to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

Item 7.01 Regulation FD Disclosure.

On March 23, 2016, Mercury issued a press release announcing that it has signed the Purchase Agreement for the proposed Acquisition. In addition, Mercury management will host a conference call and simultaneous webcast on March 23, 2016, at 5:00 p.m. ET to discuss the Acquisition. The press release is furnished as Exhibit 99.1 hereto and the presentation materials for the conference call are furnished as Exhibit 99.2 hereto. The information provided in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibits 99.1 and 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release of Mercury Systems, Inc. dated March 23, 2016

99.2	Investor Presentation for Mercury Systems, Inc. dated March 23, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 23, 2016                    MERCURY SYSTEMS, INC.

By: /s/ Gerald M. Haines II
Gerald M. Haines II
Executive Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Mercury Systems, Inc. dated March 23, 2016

99.2	Investor Presentation for Mercury Systems, Inc. dated March 23, 2016

5